Free Writing Prospectus

(To the Preliminary Prospectus Supplement dated August 8, 2019)

Filed pursuant to Rule 433

Registration Statement No. 333-231592

The Hartford Financial Services Group, Inc.

$600,000,000

2.800% Senior Notes due 2029

FINAL TERM SHEET

Dated August 8, 2019

Issuer:	The Hartford Financial Services Group, Inc.

Security:	SEC Registered Senior Unsecured Notes

Specified Currency:	U.S. Dollars

Principal Amount:	$600,000,000

Expected Ratings*:	Moody’s: Baa1 (Stable) / S&P: BBB+ (Stable)

Trade Date:	August 8, 2019

Settlement Date (T+7)**:	August 19, 2019

Maturity Date:	August 19, 2029

Coupon:	2.800%

Day Count Convention:	30/360, unadjusted

Benchmark Treasury:	2.375% US Treasury due May 15, 2029

Benchmark Treasury Price:	105-28+

Benchmark Treasury Yield:	1.717%

Spread to Treasury:	112 basis points

Yield to Maturity:	2.837%

Price to Public:	99.680% of principal amount

Interest Payment Dates:	Semi-annually in arrears on February 19 and August 19, commencing February 19, 2020

Optional Redemption:

Make-Whole Call:	+20 basis points prior to May 19, 2029 (3 months prior to maturity)

Par Call:	On or after May 19, 2029

Concurrent Debt Offering:	The Issuer is also offering $800,000,000 aggregate principal amount of its 3.600% Senior Notes due 2049 (the “2049 notes”), using a separate Final Term Sheet

Proceeds (after underwriting discount and before expenses) to Issuer:	$594,180,000 (99.03% of principal amount), and together with the proceeds (after underwriting discount and before expenses) of the offering of the 2049 notes, $1,378,196,000

Authorized Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	416515 BE3 / US416515BE33

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc.

Senior Co-Managers:	Barclays Capital Inc. BofA Securities, Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC ING Financial Markets LLC Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC BNY Mellon Capital Markets, LLC KeyBanc Capital Markets Inc. Morgan Stanley & Co. LLC Academy Securities, Inc. Drexel Hamilton, LLC

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037 or by calling J.P. Morgan Securities LLC collect at 212-834-4533.

*

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings are subject to revision or withdrawal at any time by Moody’s or S&P. Each of the security ratings above should be evaluated independently of any other security rating.

**

The Issuer expects that delivery of the notes will be made to investors on or about August 19, 2019, which is the seventh business day following the date hereof (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day prior to the closing of the offering will be required, by virtue of the fact that the notes initially will settle in T+7, to specify alternate settlement arrangements to prevent a failed settlement, and such purchasers should consult their advisors.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.

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